Exhibit 99.1

NAVIGANT REPORTS FOURTH QUARTER AND FULL YEAR 2015

FINANCIAL RESULTS; PROVIDES INITIAL OUTLOOK FOR 2016

CHICAGO, February 11, 2016 – Navigant (NYSE: NCI) today announced financial results for the fourth quarter and full year ended December 31, 2015. The Company also introduced its business and financial outlook for 2016.

Financial Summary and Highlights:

•	Fourth quarter 2015 revenues before reimbursements (RBR) increased 6%, nearly all organic, over fourth quarter 2014; full year 2015 RBR up 9% over 2014, more than half attributable to organic growth

•	Fourth quarter 2015 GAAP earnings per share (EPS) of $0.27 with full year 2015 GAAP EPS of $1.23

•	Fourth quarter 2015 adjusted EBITDA flat to prior year while up 4% for full year 2015

•	Fourth quarter 2015 adjusted EPS of $0.28, flat to prior year; full year 2015 adjusted EPS of $1.07, up 5% over 2014

•	Issues financial outlook for 2016 with expected year-over-year growth in RBR, adjusted EBITDA and adjusted EPS

Navigant reported fourth quarter 2015 RBR of $212.0 million, a 6% increase, nearly all organic, compared to $199.5 million for fourth quarter 2014. Total revenues increased 4% to $232.6 million for fourth quarter 2015 compared to $223.6 million for fourth quarter 2014. Net income from continuing operations for fourth quarter 2015 was $13.2 million, or $0.27 per share, compared to $12.3 million, or $0.25 per share, in the prior year quarter. Adjusted EPS was $0.28 for fourth quarter 2015, flat compared to fourth quarter 2014. Fourth quarter 2015 adjusted EBITDA was $30.9 million compared to $30.2 million for the same period in 2014.

RBR for full year 2015 increased 9% on a year-over-year basis, with more than half attributable to organic growth, to $833.8 million compared to $766.6 million for 2014. Total revenues for full year 2015 increased 7% on a year-over-year basis to $919.5 million compared to $859.6 million for full year 2014. Net income from continuing operations for full year 2015 was $60.3 million, or $1.23 per share, compared to a net loss from continuing operations of $36.9 million, or $0.76 per share, in 2014, which included a non-cash goodwill impairment of $122.0 million ($86.9 million or $1.78 per share on an after-tax basis) recorded in second quarter 2014. Adjusted EPS was $1.07 for full year 2015 compared to $1.02 for full year 2014. Full year 2015 adjusted EBITDA was $120.9 million compared to $116.2 million for the full year 2014. Increased general and administrative costs as well as higher non-cash depreciation and amortization expenses impacted year-over-year EPS growth.

“We are extremely pleased with our 2015 results which reflected strong organic revenue growth and meaningful impacts from our recent investments,” commented Julie Howard, Chairman and Chief Executive Officer. “The progress we made throughout the year demonstrated our ability to meet or exceed our financial targets while continuing to invest in the business. Looking ahead to 2016, we anticipate reaping benefits from the foundation we have built across each of our core businesses, which is expected to translate into greater top line and bottom line growth.”

Segment Financial Summary

	For the quarter ended December 31,			For the full year ended December 31,
	2015	2014	Change	2015	2014	Change
RBR ($000)
Disputes, Investigations & Economics	$76,820	$77,382	-0.7%	$314,628	$309,570	1.6%
Financial, Risk & Compliance	31,605	34,643	-8.8%	124,359	135,498	-8.2%
Healthcare	76,059	61,672	23.3%	288,798	223,817	29.0%
Energy	27,511	25,761	6.8%	106,023	97,667	8.6%

Total Company	$211,995	$199,458	6.3%	$833,808	$766,552	8.8%

Total Revenues ($000)
Disputes, Investigations & Economics	$82,600	$83,227	-0.8%	$338,152	$333,273	1.5%
Financial, Risk & Compliance	35,151	41,537	-15.4%	142,959	162,637	-12.1%
Healthcare	83,082	68,218	21.8%	313,884	248,095	26.5%
Energy	31,785	30,651	3.7%	124,491	115,612	7.7%

Total Company	$232,618	$223,633	4.0%	$919,486	$859,617	7.0%

Segment Operating Profit ($000)
Disputes, Investigations & Economics	$24,014	$26,271	-8.6%	$102,449	$104,466	-1.9%
Financial, Risk & Compliance	12,476	14,674	-15.0%	49,130	58,929	-16.6%
Healthcare	23,796	16,874	41.0%	90,869	65,104	39.6%
Energy	8,247	8,245	0.0%	31,380	30,507	2.9%

Total Company	$68,533	$66,064	3.7%	$273,828	$259,006	5.7%

Segment Operating Margin (% of RBR)
Disputes, Investigations & Economics	31.3%	33.9%		32.6%	33.7%
Financial, Risk & Compliance	39.5%	42.4%		39.5%	43.5%
Healthcare	31.3%	27.4%		31.5%	29.1%
Energy	30.0%	32.0%		29.6%	31.2%

Total Company	32.3%	33.1%		32.8%	33.8%

Our Healthcare segment delivered an outstanding 2015 with revenue and profit growth as well as margin improvement. RBR for the segment increased 23% year-over-year for fourth quarter 2015 with 17% organic growth for the period. For the full year 2015, RBR for the segment was up 29% from 2014 with 13% organic growth. Strength was driven by increased demand in key consulting areas including provider performance improvement solutions, revenue cycle consulting, life sciences and regulatory work for governmental agencies. In addition, business process management services (full year acquisition impact as well as organic growth) contributed to the growth. Segment operating profit margin for fourth quarter 2015 increased to 31% compared to 27% in the same period 2014, and for full year 2015, segment operating profit margin improved to 32% compared to 29% in 2014.

Energy segment RBR increased 7% for the fourth quarter 2015 and 9% for the full year 2015 compared to the equivalent periods in 2014, all of which represented organic growth. RBR growth for the quarter was driven by an increase in strategy and operations as well as market intelligence engagements, reflecting increased success from the segment’s key client accounts program. In addition, full year RBR growth also benefited from the impact of senior hires. Fourth quarter 2015 segment operating profit was flat compared to the same period of 2014, and for the full year 2015 increased 3% compared to 2014, as higher RBR was partially offset by higher compensation and benefits expenses.

The Disputes, Investigations & Economics segment RBR results for fourth quarter and full year 2015 were relatively flat compared to the same periods in 2014. For the full year, growth in global construction, healthcare and financial services disputes was largely offset by lower contributions from forensic investigations and economic consulting engagements. Segment operating profit was down 9% in fourth quarter 2015 and down 2% in full year 2015 compared to the respective periods of 2014, driven by higher costs to better align resources.

The Financial, Risk & Compliance segment RBR for fourth quarter 2015 decreased 9% compared to the prior year quarter and decreased 8% for full year 2015 compared to 2014, primarily reflecting the lower volume of work from an ongoing large financial institution client, partially offset by continued strength in anti-money laundering and other consumer finance compliance engagements. Segment operating profit margins for both the quarter and year returned to more typical levels while declining from prior year periods due to the impact of lower RBR.

Cash Flow

Free cash flow was $7.5 million for fourth quarter 2015 compared to $12.7 million for the same period in 2014. Full year 2015 free cash flow was $49.0 million compared to $72.4 million for 2014, reflecting increased capital expenditures and investments. Days Sales Outstanding (DSO) was 76 days as of December 31, 2015, up 7 days compared to December 31, 2014.

Bank debt was $173.7 million at December 31, 2015 compared to $109.8 million at December 31, 2014. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) was 1.44 at December 31, 2015 compared to 0.94 at December 31, 2014. The increase was mainly due to additional borrowings to fund the McKinnis Consulting Services acquisition in December 2015.

Navigant repurchased 341,200 shares of common stock during fourth quarter 2015 at an aggregate cost of $5.8 million and an average cost of $17.04 per share. For the full year, the Company repurchased approximately 1.6 million shares at an aggregate cost of $24.0 million and an average cost of $15.12 per share. As of December 31, 2015, $88.1 million remained available under the Company’s share repurchase authorization.

2016 Outlook

Navigant is introducing its 2016 financial outlook. Full year 2016 RBR is expected to range between $900 and $940 million while 2016 total revenues are estimated to be between $960 million and $1.01 billion. Adjusted EBITDA for full year 2016 is expected to range between $132 and $145 million and adjusted EPS for full year 2016 is estimated to be between $1.05 and $1.15.

Non-GAAP Financial Information and Key Operating Metrics

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

As used in this press release, organic growth represents RBR adjusted to include the impact of acquisitions as if the Company owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations. Our definition of organic growth may not be comparable to similarly titled metrics at other companies. Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company’s financial condition and results of operations.

Conference Call Details

Navigant will host a conference call to discuss the Company’s fourth quarter and full year quarter 2015 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, February 11, 2016. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage and/or protect their business interests. With a focus on industries and clients facing transformational change and significant regulatory or legal pressures, the Firm primarily serves clients in the healthcare, energy and financial services markets. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; information security controls; potential legislative and regulatory changes; continued access to capital; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Aaron Miles

Navigant Investor Relations

312.583.5820

aaron.miles@navigant.com

Megan Maupin

Navigant Corporate Communications

312.583.5703

###

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended		For the year ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Revenues before reimbursements	$211,995	$199,458	$833,808	$766,552
Reimbursements	20,623	24,175	85,678	93,065

Total revenues	232,618	223,633	919,486	859,617
Cost of services:
Cost of services before reimbursable expenses	146,195	136,378	571,894	519,157
Reimbursable expenses	20,623	24,175	85,678	93,065

Total cost of services	166,818	160,553	657,572	612,222
General and administrative expenses	36,100	34,651	147,462	136,057
Depreciation expense	6,579	5,202	23,612	19,580
Amortization expense	1,963	1,291	8,613	5,959
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	(422)	(554)	(13,047)	(4,992)
Office consolidation, net	26	725	2,766	725
(Gain) loss on disposition of assets	—	(541)	283	(541)
Goodwill impairment	—	—	—	122,045
Other impairment	—	1,139	98	1,343

Operating income (loss)	21,554	21,167	92,127	(32,781)
Interest expense	928	1,741	4,916	5,918
Interest income	(72)	(58)	(250)	(274)
Other income, net	(212)	(378)	(692)	(167)

Income (loss) from continuing operations before income tax expense (benefit)	20,910	19,862	88,153	(38,258)
Income tax expense (benefit)	7,711	7,541	27,808	(1,351)

Net income (loss) from continuing operations	13,199	12,321	60,345	(36,907)
Income from discontinued operations, net of tax	—	—	—	509

Net income (loss)	$13,199	$12,321	$60,345	$(36,398)

Basic per share data
Net income (loss) from continuing operations	$0.28	$0.25	$1.26	$(0.76)
Income from discontinued operations, net of tax	$—	$—	$—	$0.01

Net income (loss)	$0.28	$0.25	$1.26	$(0.75)

Shares used in computing basic per share data	47,516	48,393	47,906	48,741

Diluted per share data
Net income (loss) from continuing operations	$0.27	$0.25	$1.23	$(0.76)
Income from discontinued operations, net of tax	$—	$—	$—	$0.01

Net income (loss)	$0.27	$0.25	$1.23	$(0.75)

Shares used in computing diluted per share data (2)	49,007	49,542	49,224	48,741

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	December 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,895	$2,648
Accounts receivable, net	216,660	187,652
Prepaid expenses and other current assets	29,729	27,142
Deferred income tax assets	—	13,455

Total current assets	255,284	230,897
Non-current assets:
Property and equipment, net	76,717	60,617
Intangible assets, net	38,160	26,502
Goodwill	623,204	568,091
Other assets	22,531	17,386

Total assets	$1,015,896	$903,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,497	$11,735
Accrued liabilities	10,719	11,311
Accrued compensation-related costs	91,577	83,061
Income tax payable	—	1,763
Other current liabilities	32,147	52,526

Total current liabilities	143,940	160,396
Non-current liabilities:
Deferred income tax liabilities	75,719	76,329
Other non-current liabilities	28,956	14,387
Bank debt non-current	173,743	109,790

Total non-current liabilities	278,418	200,506

Total liabilities	422,358	360,902

Stockholders’ equity:
Common stock	64	64
Additional paid-in capital	627,976	611,882
Treasury stock	(296,624)	(275,608)
Retained earnings	278,682	218,337
Accumulated other comprehensive loss	(16,560)	(12,084)

Total stockholders’ equity	593,538	542,591

Total liabilities and stockholders’ equity	$1,015,896	$903,493

Selected Data
Days sales outstanding, net (DSO)	76	69

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended		For the year ended
	December 31,		December 31,
	2015	2014	2015	2014

Cash flows from operating activities:
Net income (loss)	$13,199	$12,321	$60,345	$(36,398)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	6,579	5,202	23,612	19,580
Accelerated depreciation - office consolidation	26	—	165	—
Amortization expense	1,963	1,291	8,613	5,959
Amortization expense - client-facing software	191	393	867	1,218
Share-based compensation expense	2,122	2,150	10,328	9,316
Accretion of interest expense	21	786	1,185	2,351
Deferred income taxes	7,097	3,150	13,807	(18,052)
Allowance for doubtful accounts receivable	886	700	2,578	5,009
Contingent acquisition liability adjustments, net	(422)	(554)	(13,047)	(4,992)
(Gain) loss on disposition of assets	—	(541)	283	(541)
Gain on disposition of discontinued operations	—	—	—	(509)
Goodwill impairment	—	—	—	122,045
Other impairment	—	1,139	98	1,343
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	7,812	23,678	(27,875)	(14,844)
Prepaid expenses and other assets	2,142	475	(5,575)	(303)
Accounts payable	414	898	(2,271)	(2,123)
Accrued liabilities	(1,695)	(191)	476	(1,316)
Accrued compensation-related costs	10,623	13,621	6,875	2,712
Income taxes payable	(5,060)	(3,928)	(4,081)	2,185
Other liabilities	3,078	2,614	6,696	(2,543)

Net cash provided by operating activities	48,976	63,204	83,079	90,097

Cash flows from investing activities:
Purchases of property and equipment	(7,934)	(8,441)	(39,094)	(23,506)
Acquisitions of businesses, net of cash acquired	(42,658)	—	(64,037)	(89,180)
Proceeds from dispositions, net of selling costs	—	1,500	—	2,324
Payments of acquisition liabilities	(11,350)	(3,850)	(13,546)	(4,960)
Capitalized client-facing software	(124)	(17)	(735)	(881)

Net cash used in investing activities	(62,066)	(10,808)	(117,412)	(116,203)

Cash flows from financing activities:
Issuances of common stock	486	402	5,974	2,833
Repurchases of common stock	(5,814)	(6,487)	(24,021)	(27,284)
Payments of contingent acquisition liabilities	(4,000)	(357)	(4,592)	(464)
Repayments to banks	(101,822)	(92,173)	(332,455)	(323,374)
Borrowings from banks	129,306	44,892	397,320	377,839
Other, net	(116)	(194)	(1,415)	(2,668)

Net cash provided by (used in) financing activities	18,040	(53,917)	40,811	26,882

Effect of exchange rate changes on cash and cash equivalents	(72)	(83)	(231)	(96)

Net increase (decrease) in cash and cash equivalents	4,878	(1,604)	6,247	680
Cash and cash equivalents at beginning of the period	4,017	4,252	2,648	1,968

Cash and cash equivalents at end of the period	$8,895	$2,648	$8,895	$2,648

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (3)

(In thousands, except per share data)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (4)	For the quarter ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Severance expense	$1,151	$1,733	$6,490	$4,885
Income tax benefit (5)	(378)	(617)	(2,247)	(1,821)

Tax-effected impact of severance expense	$773	$1,116	$4,243	$3,064

Other operating benefit - contingent acquisition liability adjustment, net	$(422)	$(554)	$(13,047)	$(4,992)
Income tax (benefit) expense (5)(6)(7)	166	224	(924)	2,014

Tax-effected impact of other operating benefit - contingent acquisition liability adjustment, net	$(256)	$(330)	$(13,971)	$(2,978)

Other operating costs - office consolidation, net	$26	$725	$2,766	$725
Income tax benefit (5)	(11)	(292)	(1,119)	(292)

Tax-effected impact of other operating costs - office consolidation, net	$15	$433	$1,647	$433

Other operating costs (benefit) - (gain) loss on disposition of assets	$—	$(541)	$283	$(541)
Income tax expense (5)(8)	—	218	—	218

Tax-effected impact of other operating costs (benefit) - (gain) loss on disposition of assets	$—	$(323)	$283	$(323)

Other operating costs - goodwill impairment	$—	$—	$—	$122,045
Income tax benefit (5)	—	—	—	(35,111)

Tax-effected impact of other operating costs - goodwill impairment	$—	$—	$—	$86,934

Other operating costs - other impairment	$—	$1,139	$98	$1,343
Income tax benefit (5)	—	(459)	(40)	(541)

Tax-effected impact of other operating costs - other impairment	$—	$680	$58	$802

EBITDA reconciliation:
Operating income (loss)	$21,554	$21,167	$92,127	$(32,781)
Depreciation expense	6,579	5,202	23,612	19,580
Accelerated depreciation - office consolidation	26	—	165	—
Amortization expense	1,963	1,291	8,613	5,959

EBITDA	$30,122	$27,660	$124,517	$(7,242)
Severance expense	1,151	1,733	6,490	4,885
Other operating benefit - contingent acquisition liability adjustment, net	(422)	(554)	(13,047)	(4,992)
Other operating costs - office consolidation, net	—	725	2,601	725
Other operating costs (benefit) - (gain) loss on disposition of assets	—	(541)	283	(541)
Other operating costs - goodwill impairment	—	—	—	122,045
Other operating costs - other impairment	—	1,139	98	1,343

Adjusted EBITDA	$30,851	$30,162	$120,942	$116,223

Net income (loss) from continuing operations	$13,199	$12,321	$60,345	$(36,907)
Tax-effected impact of severance expense	773	1,116	4,243	3,064
Tax-effected impact of other operating benefit - contingent acquisition liability adjustment, net	(256)	(330)	(13,971)	(2,978)
Tax-effected impact of other operating costs - office consolidation, net	15	433	1,647	433
Tax-effected impact of other operating costs (benefit) - (gain) loss on disposition of assets	—	(323)	283	(323)
Tax-effected impact of other operating costs - goodwill impairment	—	—	—	86,934
Tax-effected impact of other operating costs - other impairment	—	680	58	802

Adjusted net income	$13,731	$13,897	$52,605	$51,025

Shares used in computing adjusted per diluted share data (9)	49,007	49,542	49,224	49,976
Adjusted earnings per share	$0.28	$0.28	$1.07	$1.02

	For the quarter ended		For the year ended
Free Cash Flow (10)	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$48,976	$63,204	$83,079	$90,097
Changes in assets and liabilities	(17,314)	(37,167)	25,755	16,232
Allowance for doubtful accounts receivable	(886)	(700)	(2,578)	(5,009)
Purchases of property and equipment	(7,934)	(8,441)	(39,094)	(23,506)
Payments of acquisition liabilities	(11,350)	(3,850)	(13,546)	(4,960)
Payments of contingent acquisition liabilities	(4,000)	(357)	(4,592)	(464)

Free Cash Flow	$7,492	$12,689	$49,024	$72,390

Leverage Ratio (11)	At December 31,
	2015	2014
Adjusted EBITDA for prior twelve-month period	$120,942	$116,223
Bank debt	$173,743	$109,790
Leverage ratio	1.44	0.94

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	For the year ended December 31, 2014, the Company reported a net loss. For that period, the basic weighted average common shares outstanding equals the diluted weighted average common shares outstanding for purposes of calculating U.S. GAAP earnings per share because potentially dilutive securities would be antidilutive.
(3)	All non-GAAP financial measures are presented on a continuing operations basis unless otherwise noted.
(4)	EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude the net income (loss) and per share net income (loss) impact of discontinued operations, severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(5)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(6)	A portion of the deferred contingent acquisition liability adjustment for the year ended December 31, 2015 was non-taxable in nature.
(7)	On May 15, 2015, we executed an Amendment to Merger Agreement with the Cymetrix Sellers, establishing a definitive amount for the obligation and eliminating the contingent aspect of the Cymetrix acquisition liability. As a result of this agreement, the Company will no longer record an interest expense for imputed interest resulting from the contingent aspect of the acquisition liability. Based on this change, the Company re-evaluated the need for a deferred tax liability associated with expected non-deductible imputed interest and recorded an $826 thousand benefit to reverse the remaining tax impact in the quarter ended June 30, 2015.
(8)	The loss on dispositions recorded during the year ended December 31, 2015 is subject to capital loss treatment in Canada. The tax benefit associated with this capital loss is subject to a full valuation allowance.
(9)	For the year ended December 31, 2014, the Company reported a net loss. For non-GAAP purposes, the per share and share amounts presented here reflect the inclusion of potentially dilutive shares based on the impact of the add backs included in Adjusted Net Income.
(10)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(11)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.